Exhibit 10.3
WORKIVA INC.
2014 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT
(EXECUTIVE EMPLOYEE)

                                    Grant Number

Pursuant to the Workiva Inc. 2014 Equity Incentive Plan, as amended from time to time (the “Plan”), you have been granted a restricted stock unit (“RSU”) award covering the number of shares of Class A Common Stock of Workiva Inc. (the “Company”) set forth below, subject to service-based vesting conditions as follows:
Grant Date

Total Number of Shares Granted

Vesting Schedule    Subject to the Plan and the Restricted Stock Unit Agreement, the RSUs subject to this grant shall vest in accordance with the following schedule, provided you have not experienced a Termination of Service prior to any vesting date:

Vesting Date(s)	Number or Percentage of Shares that Vest

By clicking “Accept”, you and the Company agree that this award is governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, all of which are attached and made a part of this document. You also acknowledge that there may be tax consequences to you upon the vesting of the RSUs, the settlement of the RSUs, and/or the disposition of the underlying shares, and that you have been advised to consult a tax advisor prior to acceptance of this grant.

GRANTEE:                        WORKIVA INC.

                            By:

                            Name:
Print Name
Title:
Execution Date: ____________ __, 20__

WORKIVA INC.
2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(EXECUTIVE EMPLOYEE)
This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) dated as of the Grant Date set forth on the Notice of Restricted Stock Unit Grant to which this Agreement is attached (the “Notice of Grant”) is between Workiva Inc. (the “Company”), a Delaware corporation, and the grantee named in the Notice of Grant (the “Grantee”).
WHEREAS, the Company desires to award the Grantee restricted stock units (“RSUs”) with respect to the Company’s Class A Common Stock, subject to service-based vesting conditions in accordance with the terms of the Plan, a copy of which is attached hereto;
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of RSU. As of the Grant Date, the Company grants to the Grantee RSUs for the number of shares set forth on the Notice of Grant, subject to the terms of the Plan and this Agreement. Each RSU entitles the Grantee to one share of Common Stock on the applicable RSU vesting date, provided the vesting conditions of the award are satisfied. The Grantee must accept the RSU award within 90 days after notification that the award is available for acceptance and in accordance with the instructions provided by the Company. The award will be rescinded upon action of the Company, in its discretion, if the award is not accepted within 90 days after notification is sent to the Grantee indicating availability for acceptance.
2.Vesting; Forfeiture. Provided the Grantee has not incurred a Termination of Service prior to the applicable vesting date, except as otherwise set forth in this Agreement and the Plan, RSUs awarded under this Agreement shall vest on the earliest to occur of the following: (a) the vesting date(s) set forth on the Notice of Grant; (b) the Grantee’s death; (c) a Change in Control (as defined in the Plan); [or] (d) the Administrator, in its sole discretion, determines that the Grantee has incurred a disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)); [(e) the Grantee’s Termination of Service for Good Reason (as defined in the Grantee’s Employment Agreement); or (f) the Grantee’s Termination of Service by action of the Company without Cause (as defined in the Grantee’s Employment Agreement).] In the event of the Grantee’s Termination of Service for Cause, unvested RSUs shall be immediately forfeited.
The period over which the RSUs vest is referred to as the “Restriction Period.” Until the issuance to the Grantee of a certificate or certificates for shares of Common Stock subject to the award, such shares are not transferable other than by will or by the laws of descent and distribution, or as otherwise permitted by the Plan, and the RSUs shall not be subject to any levy of any attachment, execution or similar process upon the rights or interest. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of any RSU or any right hereunder, except as provided for in this Agreement, the Company may terminate any unvested portion of the award by notice to the Grantee and the award and all rights hereunder shall thereupon become null and void.

3.Dividend Equivalents. RSUs awarded under this Agreement are eligible to receive dividend equivalents as of the vesting date of the RSUs to which the dividend equivalents relate. On each date that a cash dividend is paid with respect to Common Stock, the Company shall credit the bookkeeping account established on behalf of the Grantee with the dollar amount of the dividends the Grantee would have received if the RSUs held by the Grantee on the record date for such dividend payment had been shares of Common Stock. As of the applicable vesting date, the Grantee shall receive a payment equal to the amount of the dividends that would have been paid on the RSUs vesting on such date, had they been shares of Common Stock during the period beginning on the Grant Date and ending on the vesting date, and the Grantee’s account shall be debited accordingly. If the Grantee forfeits all or any portion of the RSUs, any amounts credited to the Grantee’s account attributable to such forfeited RSUs shall also be forfeited. If dividends are paid in the form of Common Stock, the Company shall credit the Grantee’s account with one additional RSU for each share of Common Stock that would have been received as a dividend, had the Grantee’s RSUs been shares of Common Stock owned by the Grantee without restriction. Such additional RSUs shall vest or be forfeited at the same time as the RSU to which they relate.
4.Settlement of RSUs. As soon as practicable after the applicable RSU vesting date, the Company shall transfer to the Grantee one share of Common Stock for each RSU vesting on the vesting date (the date of any such transfer shall be the settlement date for purposes of this Agreement); however, the Company may withhold shares otherwise transferable to the Grantee to the extent necessary to satisfy withholding taxes due by reason of the vesting of the RSU. The Grantee shall have no rights as a stockholder with respect to the RSU awarded under this Agreement prior to the date of issuance to the Grantee of a certificate or certificates for such shares.
5.[Deferral of RSUs. The Grantee may elect to defer the settlement of RSUs granted under this Agreement to a date after the date the RSUs vest in accordance with procedures established by the Administrator. The deferral of RSUs shall delay the recognition of income for income tax purposes only. FICA and FUTA taxes shall be due when the RSUs vest based on the Fair Market Value of the underlying shares of Common Stock on the vesting date.]
6.Withholding. The obligation to deliver shares upon the settlement of RSUs awarded under this Agreement shall be subject to applicable federal, state and local tax withholding requirements. The Grantee, subject to such withholding rules as may be adopted by the Administrator, may elect to have shares of Common Stock withheld upon settlement in an amount not to exceed the number of shares necessary to satisfy the maximum federal, state and local income and employment tax withholding requirements. [If the Grantee has elected to defer the settlement of RSUs as described in Section 5 of this Agreement, the Grantee, subject to such withholding rules as may be adopted by the Administrator, may elect to have shares of Common Stock withheld upon such deferral in an amount not to exceed the number of shares necessary to satisfy the maximum employment tax withholding requirements.]
7.No Right to Continued Service. Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the service of the Company or any Related Corporation or shall interfere with or restrict in any way the rights of the Company and any Related Corporation, which rights are hereby expressly reserved, to discharge or terminate the service of the Grantee at any time and for any reason whatsoever.
8.Incorporation of Plan by Reference. The terms and conditions of the Plan are incorporated by reference herein. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control. Capitalized terms not defined in this Agreement shall have the meaning given such terms in the Plan.
9.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom shares of Common Stock subject to the RSU may be transferred by will or the laws of descent or distribution.
10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with the applicable requirements of federal and state securities laws and with the applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
11.Clawback Provision. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid or payable to the Grantee pursuant to this Agreement which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). In addition, in the event the Grantee’s intentional misconduct or fraud causes or is a contributing factor that causes the Company to restate all or a portion of its financial statements, (i) all shares of Common Stock subject to this Agreement that have not yet been settled shall be immediately forfeited, (ii) the Grantee shall reimburse the Company the amount of any payment (whether payment is made in cash or shares of Common Stock) relating to RSUs settled pursuant to this Agreement, and (iii) any gains or profits on the sale of shares of Common Stock acquired pursuant to this Agreement shall be subject to recoupment (clawback) by the Company.
12.Notices. Any notices required under this Agreement shall be addressed: (i) if to the Company, to the Company at its principal office which is presently located at 2900 University Boulevard, Ames, Iowa 50010, Attention: Equity Plan Administrator, and (ii) if to the Grantee, to the Grantee’s address as reflected in the stock records of the Company.
13.Entire Agreement; Amendment. This Agreement, together with the Plan, sets forth all of the terms and conditions between the parties with respect to the RSUs awarded under this Agreement. This Agreement may be amended at any time and from time to time by the Administrator, provided that the rights or obligations of the Grantee are not affected adversely by such amendment, unless the Grantee’s consent is obtained or such amendment is otherwise permitted under the terms of the Plan.
14.Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.
15.Counterparts. The Notice of Grant to which this Agreement is attached may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages transmitted by facsimile, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
16.Governing Law. This Agreement shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Delaware (without regard to principles of conflicts of laws) shall govern the operation of and the rights of the Grantee under, the Plan and this Agreement.